Exhibit 10.4

Staples, Inc.
Employer ID:
500 Staples Drive
Framingham, MA 01702

ACCOUNT ID:    «AccountID»

«FirstName» «LastName»
«Address1»
«Address2»
«City», «State» «Zip»
«Country»

In consideration of services rendered to Staples, Inc., you have been awarded restricted stock units under Staples, Inc.’s 2014 Stock Incentive Plan as follows:

Restricted Stock Unit Award No.:    «GrantNumber»
Stock Plan:    2014RSU
Date of Award:
Total Number of Units:    «UnitsGranted»
Fair Market Value per Unit:    «FairValue»
Total Value of Units Granted:
Vesting Date:

Each restricted stock unit represents the right to receive one share of Staples, Inc. Common Stock.

By your acceptance of this Restricted Stock Unit Award, you acknowledge that this award is granted under and governed by the terms and conditions of Staples, Inc.’s 2014 Stock Incentive Plan (as further amended or restated from time to time) and by the terms and conditions of Staples, Inc.’s Restricted Stock Unit Award Agreement which is attached hereto.

Staples, Inc.
Ronald L. Sargent Chairman and Chief Executive Officer

STAPLES, INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT
(DIRECTORS)

1. Award. In consideration of services rendered, Staples, Inc., a Delaware corporation (“Staples"), hereby awards to the Director named in the Notice of Award (the “Notice”), pursuant to Staples’ 2014 Stock Incentive Plan (the "Plan"), the Total Number of Units stated in the Notice of Award (the "Units"). Each Unit represents the right to receive one share of Common Stock of Staples (each, a “Share” and collectively, the “Shares”) subject to the terms and conditions of this Restricted Stock Unit Award Agreement and the Plan. Except where the context otherwise requires, the term "Staples" shall include any parent and all present and future subsidiaries of Staples as defined in Sections 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended or replaced from time to time (the "Code").
2. Transferability. Until the Units have vested as described below, the Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of (whether by operation of law or otherwise) nor shall any Units or Shares be subject to execution, attachment or similar process, except that the Units may be transferred by will or the laws of descent and distribution. All transferees of the Units or Shares must agree to be governed by all of the terms and conditions of this Agreement. Upon any sale, transfer, assignment, pledge, hypothecation or other disposition, or any attempt to sell, assign, transfer, pledge, hypothecate or otherwise dispose, of the Units or Shares received upon settlement of a Unit contrary to the provisions hereof, or upon the levy of any execution, attachment or similar process upon the Units or Shares or such rights, any Units or Shares shall, at the election of Staples, be deemed repurchased by Staples at a repurchase price of zero and all rights with respect to the Units and Shares shall be forfeited to Staples. In addition, Staples may seek any other legal or equitable remedies available to it, including rights of specific performance. Staples may refuse to recognize as a shareholder of Staples any purported transferee of or holder of any rights with respect to the Units and any Shares received upon settlement of a Unit and may retain and/or recover all dividends, dividend equivalents and other distributions payable or paid with respect to such Units and Shares.
3. Vesting of Units. Except as otherwise provided in this Agreement, the transfer restrictions on the Units shall lapse, and the Units shall be considered to “vest”, on the Vesting Date set forth in the Notice.
4. Vesting Date.
(a) Continuous Relationship with Staples Required. For purposes of this Agreement, an “Eligible Director” is an individual that is, and has been at all times since the Date of Award, a director of Staples. If the Director is an Eligible Director on the Vesting Date, the Units shall no longer be subject to forfeiture as provided in this Section 4.
(b) Termination of Relationship with Staples. If the Director ceases to be an Eligible Director for any reason before the Vesting Date, then, except as provided in paragraph (c) below, all right, title and interest in and to the Units and the Shares that would be received upon settlement of the Units shall be forfeited on the date such Director ceases to be an Eligible Director. If the Director is on an approved leave of absence, then the Units and the related Shares shall not be forfeited, as a result of such leave of absence, unless and until the Director’s position as a director is ultimately terminated.
(c) Vesting Upon Death, Disability, Retirement or Change in Control. If the Director (i) dies; (ii) becomes disabled (within the meaning of Section 409A of the Code (a “Disability”)); or (iii) terminates his or her position as a director of Staples and separates from service within the meaning of Section 409A of the Code upon or after reaching age 72 (a “Retirement”), or if a Change in Control occurs, in each case prior to the Vesting Date, while he or she is an Eligible Director, then the Units shall vest in full and the Shares to be received upon settlement of the Units shall be issued at the time set forth in Section 5 below. In addition and subject to Section 11 of this Agreement, if the Director reaches age 72 before the Vesting Date while he or she is an Eligible Director, a number of Units that is sufficient to satisfy the Eligible Director’s federal, state or local income and employment tax obligations with respect to the Units that are triggered by such event shall no longer be subject to repurchase/forfeiture as provided in this Section 4.
(d) Repurchase/Forfeiture. Upon repurchase/forfeiture of the Units for any reason hereunder, the Director shall cease to have any rights or privileges with respect to the Units repurchased/forfeited and the Shares that would be received upon settlement of the Units, and such Units and the related Shares shall again be available for subsequent grants or awards under the Plan.

5. Settlement of Units. Settlement of the vested portion of the Total Number of Units shall be made in a single lump sum payment on the first business day following the earliest to occur of the Vesting Date, the death of the Director, the Disability of the Director, the Retirement of the Director, or the consummation of a Change in Control. Staples shall settle any vested Units through issuance of Shares by registering the Shares in book entry form with Staples' transfer agent in the name of the Director. No certificate(s) representing all or a part of the Shares shall be issued until settlement.
6. No Rights to Continue as a Director. Nothing contained in the Plan or this Agreement shall be construed or deemed by any person under any circumstances to bind Staples to continue the relationship of the Director with Staples for the period before or after the Vesting Date.
7. Rights as a Shareholder. Except as otherwise provided herein, the Director (a) shall not have the right to vote any Shares nor act in respect of any Shares at any shareholder meeting prior to being issued the Shares in connection with the settlement of the Units, and (b) shall not have any right to receive cash dividends with respect to the Units or Shares prior to being issued Shares in connection with the settlement of the Units.
8. Adjustment Provisions.
(a) General. In the event of any recapitalization, reclassification of shares, combination of shares, stock dividend, stock split, reverse stock split, spin-off or other similar change in capitalization or event or any distribution to holders of Common Stock other than an ordinary cash dividend, the Director shall, with respect to the Units and Shares, be entitled to the rights and benefits, and be subject to the limitations, set forth in Section 10 of the Plan.
(b) Board Authority to Make Adjustments. Any adjustments under this Section 8 will be made by the Board of Directors, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive. No fractional shares will be issued with respect to Units or Shares on account of any such adjustments.
9. Mergers, Consolidations, Distributions, Liquidations, Etc. In the event of a merger or consolidation or any share exchange transaction in which outstanding shares of Common Stock are exchanged for securities, cash or other property of any other corporation or business entity, or in the event of a liquidation of Staples, the Director shall, with respect to this Agreement, be entitled to the rights and benefits, and be subject to the limitations, set forth in Section 10 of the Plan.
10. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
(a) A "Change in Control" shall be deemed to have occurred if (A) any "person", as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (other than Staples, any trustee or other fiduciary holding securities under an employee benefit plan of Staples, or any corporation owned directly or indirectly by the stockholders of Staples in substantially the same proportion as their ownership of stock of Staples), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Staples representing 30% or more of the combined voting power of Staples’ then outstanding securities (other than pursuant to a merger or consolidation described in clause (1) or (2) of subsection (C) below); (B) individuals who, as of the date hereof, constitute the Board of Directors of Staples (as of the date hereof, the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by Staples’ stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Staples, as such terms are used in Regulation 14A under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; (C) the stockholders of Staples approve a merger or consolidation of Staples with any other corporation, and such merger or consolidation is consummated, other than (1) a merger or consolidation which would result in the voting securities of Staples outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 75% of the combined voting power of the voting securities of Staples or such surviving entity outstanding immediately after such merger or consolidation, or (2) a merger or consolidation effected to implement a recapitalization of Staples (or similar transaction) in which no "person" (as defined above) acquires more than 30% of the combined voting power of Staples’ then outstanding securities; or (D) the stockholders of Staples approve an agreement for the sale or disposition by Staples of all or substantially all of Staples’ assets, and such sale or disposition is consummated; provided, however, that such Change in Control also qualifies as a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i).

(b) "Surviving Corporation" shall mean (x) in the case of a Change in Control pursuant to clause (A) or clause (B) of Section 10(a), Staples; (y) in the case of a Change in Control pursuant to clause (C) of Section 10(a), the surviving or resulting corporation in such merger or consolidation; and (z) in the case of a Change in Control pursuant to Clause (D) of Section 10(a), the entity acquiring the majority of the assets being sold or disposed of by Staples.
11. Withholding Taxes. Notwithstanding anything to the contrary in this Agreement, any provisions providing for the issuance of Shares upon settlement of the Units shall be subject to the Director's satisfaction of all applicable federal, state and local income tax withholding requirements.
12. Compliance with Section 409A of the Code. This Agreement is intended to comply with the requirements of Section 409A of the Code and shall be construed consistently therewith. In any event, Staples makes no representation or warranty and shall have no liability to the Director or any other person if any provisions of or payments, compensation or other benefits under the Plan or this Agreement are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code but do not satisfy the conditions of that section.
13. Miscellaneous.
(a) Except as provided herein, this Agreement may not be amended or otherwise modified unless evidenced in writing and signed by Staples and the Director unless the Board of Directors determines that the amendment or modification, taking into account any related action, would not materially and adversely affect the Director.
(b) All notices under this Agreement shall be mailed or delivered by hand to Staples at its main office, Attn: Secretary, and to the Director to his/her last known address on the records of Staples or at such other address as may be designated in writing by either of the parties to one another.
(c) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.